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                                                                         Page 13


                                                                       EXHIBIT 1

                       BA LEASING & CAPITAL CORPORATION
                  DIRECTOR AND EXECUTIVE OFFICERS INFORMATION

     The following table sets forth the names, addresses and principal occupations of the executive officers and directors of BA Leasing & Capital Corporation. Each such person is a citizen of the United States and director of BA Leasing & Capital Corporation.

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      NAME AND
   BUSINESS ADDRESS             PRINCIPAL OCCUPATION
   ----------------             --------------------
Richard V. Harris               Chairman of the
555 California Street           Board and President
4th Floor                       BA Leasing & Capital
San Francisco, CA  94104          Corporation

Raymond W. McKee                Senior Vice President
799 Market Street               and General Tax Counsel
8th Floor                       Finance Group --
San Francisco, CA  94103          Corporate Finance
                                Bank of America NT&SA

Michael J. Murray               Vice Chairman
555 California Street           Bank of America NT&SA
4th Floor
San Francisco, CA  94104

K. Thomas Rose                  Chief Operating Officer &
555 California Street            Executive Vice President
4th Floor                       BA Leasing & Capital
San Francisco, CA  94104          Corporation

John H.K. Shannahan             Executive Vice President
555 California Street           USCG Division Credit
41st Floor                        Administration
San Francisco, CA  94104        Bank of America NT&SA

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